Tuesday December 21, 8:58 am Eastern Time

                    ePlus Increases Bank Line to $65 Million
            Capacity increased in anticipation of ePlusSuite rollout

HERNDON, Va.--(BUSINESS WIRE)--Dec. 21, 1999-- ePlus inc. (NASD: PLUS - news) today announced that it has increased its line of credit with First Union National Bank to $65 million from $51.5 million. The increase in financing capacity is as a result of better than expected customer acceptance of ePlusSuite by such customers as MicroStrategy, Proxicom, and webMethods, and the anticipated national marketing rollout of ePlusSuite the last week of January, 2000. The company announced that National City Bank, a wholly owned subsidiary of National City Corporation (NYSE: NCC - news), an $88 billion financial services corporation headquarter in Cleveland, Ohio, has joined the facility as a $15 million participant. Michael Labrum, vice president of National City Bank said "We have know the principals of ePlus for several years. The company has always had a very strong management team, maintained a very strong and conservative balance sheet, and delivered superior financial results. We have analyzed the company's e-business strategy, and we are very excited about the opportunity to become a strategic partner with a company on the leading edge of e-business solutions."

About ePlus

ePlus inc. is a leading supply chain and asset management e-business solutions provider with revenues of $194 Million for its fiscal year ending March 31, 1999. Its remotely hosted application covers the customer's total ownership experience, beginning with the end-user order and ending with the equipment disposal transaction. ePlusSuite consists of Procure+, Manage+, Finance+ and Service+, and provides workflow management, procurement, order tracking and verification, asset depository, tracking and reporting, financing, sales, property and use tax compliance and payment, software license compliance, technology rollout and upgrades, technical and maintenance services, and equipment disposal. The company, which was founded in 1991, is headquartered in Herndon, Virginia and has 17 offices in the United States.

ePlus is a trademark applied for of ePlus inc., and ePlusSuite, Procure+, Manage+, Finance+ and Service+ are service marks applied for of ePlus inc.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements. Actual results may vary due to the following risks and uncertainties, including, without limitation, demand and competition for the Company's lease financing and equipment sales and asset management services, and the products to be leased or sold by the Company, the continued availability to the Company of adequate financing, the ability of the Company to recover its investment in equipment through remarketing, the successful execution of its e-commerce strategy, and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Investors are cautioned that current financial results may not be indicative of future results.